Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	James A. Smith, Chief Financial Officer	Financial Dynamics
	Electronics Boutique Holdings Corp.	Investors: Cara O’Brien/Melissa Myron
	(610) 430-8100	Media: Melissa Merrill
(212) 850-5600

ELECTRONICS BOUTIQUE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

~ Total Revenue Increases 37.4% to $446 Million ~

~ EPS Rises Significantly to $0.30 ~

WEST CHESTER, PA – November 18, 2004 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO), the leading global specialty retailer of video games and related products, today announced financial results for the third quarter and nine months ended October 30, 2004.

Financial Results

In line with previously announced expectations, total revenue for the third quarter of fiscal 2005 increased 37.4% to $446.0 million from $324.7 million in the same period last year.  Top line growth resulted from a 35% increase in video game software sales.  Comparable store sales increased 13.8%, versus a decline of 6.5% last year, driven by broad-based strength in all categories and across all geographic regions.  Net income for the quarter increased to $7.3 million, or $0.30 per diluted share, compared to net income of $1.5 million, or $0.06 per diluted share, in the same period last year.

Commenting on third quarter results, Jeffrey Griffiths, President and Chief Executive Officer, stated, “We are very pleased to report impressive third quarter results that again outperformed the industry as a whole.  We significantly expanded both our top and bottom lines, highlighting the strong performance that can be generated when our business model is complemented by a positive industry environment.  We demonstrated gains across all areas of our business.  These gains were fueled in part by better than anticipated new release performance as well as the early launch of Sony’s new PlayStation 2 model.  In addition, we continued to make progress on our initiatives to grow our higher-margin pre-played category and international business.”

During the quarter, the Company opened a record 140 new stores, increasing the total store count to 1,869 as of October 30, 2004.  The Company operated 1,436 stores at the end of the third quarter of fiscal 2004.

For the first nine months of fiscal 2005, total revenue increased 26.9% to $1,180.4 million from $930.3 million in the prior-year period.  Net income increased 125% to $14.2 million, or $0.58 per diluted share, from $6.3 million, or $0.25 per diluted share, last year.

Current Company Outlook

As recently announced, based on the better than anticipated year to date performance and current industry visibility, the Company expects fourth quarter revenue to increase between 18% and 21%, driven by a comparable store sales increase of 4% to 6%, and diluted earnings per share in the range of $1.62 to $1.72.  This translates to a total annual revenue increase in the range of 23% to 25% and annual earnings between $2.20 and $2.30 per diluted share.

Mr. Griffiths concluded, “As we enter the holiday selling season, we are confident in our market position and our ability to achieve our strategic objectives.  We anticipate a continuation of the positive trends we experienced in the third quarter.  Additionally, we are very encouraged by the state of the industry especially given the strong lineup of new releases, led by Microsoft’s Halo 2 and Take Two’s Grand Theft Auto San Andreas, as well as the launch of the Nintendo DS in the portable gaming category next week.”

Conference Call Information

The Company will host an investor conference call today at 5 p.m. Eastern to review its financial results.  The call will be open to all interested investors through a simultaneous Internet broadcast at www.ebholdings.com, and it will be archived for two weeks on the website.  A recording of the call will also be available at 8 p.m. Eastern on November 18, 2004 through midnight on November 25, 2004.  Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international), and use access code 2083653.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is the leading global specialty retailer dedicated exclusively to video game hardware and software, PC entertainment software, accessories and related products. As of October 30, 2004, the company operated 1,869 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico and Sweden — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and those related to the financial performance of Electronics Boutique for the fourth quarter and full fiscal year ending January 29, 2005, to projected sales and consumer demand for the balance of the fiscal year, and to the outlook for the video game industry in general. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in these forward-looking statements, such as the schedule and sell-through for new software releases, consumer demand for video game hardware and software, the timing of the introduction of new generation hardware systems, pricing changes by key vendors for hardware and software and the timing of any such changes, the adequacy of supplies of new and pre-played product, increased competition and promotional activity from other retailers, and the availability of locations for, and timing of the opening of, new stores. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

(Tables to follow)

Electronics Boutique Holdings Corp.

Consolidated Statements of Income (unaudited)

(Amounts in thousands, except per-share amounts)

	13 Weeks Ended		39 Weeks Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003

Net sales	$444,582	$323,146	$1,176,033	$925,541
Management fees	1,465	1,570	4,384	4,722
Total revenues	446,047	324,716	1,180,417	930,263

Cost of goods sold	322,788	235,538	848,244	678,420

Gross profit	123,259	89,178	332,173	251,843

Costs and expenses:
Selling, general and administrative expense	102,926	80,046	285,279	222,884
Depreciation and amortization	9,238	7,040	25,629	19,967

Operating income	11,095	2,092	21,265	8,992
Interest income, net	483	276	1,319	1,115

Income before income tax expense	11,578	2,368	22,584	10,107
Income tax expense	4,289	886	8,365	3,783

Net income	$7,289	$1,482	$14,219	$6,324

Net income per share:
Basic	$0.31	$0.06	$0.59	$0.25
Diluted	$0.30	$0.06	$0.58	$0.25

Weighted average shares outstanding:
Basic	23,892	24,742	24,086	25,203
Diluted	24,297	25,243	24,462	25,502

Electronics Boutique Holdings Corp.

Selected Consolidated Balance Sheet Data

(Amounts in thousands)

	October 30,	November 1,	January 31,
	2004	2003	2004
	(unaudited)	(unaudited)	(audited)

Cash and cash equivalents	$71,485	$72,924	$157,968

Merchandise inventories	339,979	258,607	253,577

Total current assets	459,455	382,604	477,687

Total assets	655,047	536,250	636,375

Accounts payable	250,787	206,967	220,481

Total current liabilities	340,870	260,788	311,679

Total liabilities	359,751	273,885	332,395

Total stockholders’ equity	295,296	262,365	303,980

Schedule 1

Electronics Boutique Holdings Corp.

Domestic Retail Sales Mix

	13 Weeks Ended	13 Weeks Ended
	October 30,	November 1,
	2004	2003

Video Game Software	64%	61%
Video Game Hardware	14%	16%
PC Software	9%	11%
Accessories	9%	9%
Other	4%	3%